UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive

San Marcos, California 92069

(Address of principal executive offices)

1999 Omnibus Equity Incentive Plan

(Full title of the plan)

John R. Reaves, Jr.

Chief Financial Officer

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, California 92069

(760) 744-7340

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David A. Fisher, Esq.

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

(858) 535-9400

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,000,000	$7.70	$7,700,000	$975.59

(1)	Includes 1,000,000 shares to be issued pursuant to the grant or exercise of awards under the 1999 Omnibus Equity Incentive Plan (“Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Natural Alternatives International Inc.’s common stock reported on the Nasdaq National Market on June 28, 2004.

EXPLANATORY NOTE

Natural Alternatives International, Inc. (“NAI”) is filing this registration statement on Form S-8 to register 1,000,000 additional shares of NAI’s common stock authorized for issuance under NAI’s 1999 Omnibus Equity Incentive Plan (the “Plan”), which was initially approved by stockholders of NAI at its annual meeting on December 6, 1999. An amendment to the Plan to, among other things, increase the number of shares authorized for issuance under the Plan was approved by stockholders of NAI at its annual meeting on January 30, 2004. On March 20, 2000, NAI filed a registration statement on Form S-8 (file no. 333-32828) with the United States Securities and Exchange Commission (“SEC”) to register 500,000 shares of NAI’s common stock for issuance under the Plan (the “Prior Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated by reference into this registration statement, except that the provisions contained in Part II of the Prior Registration Statement are modified as set forth in this registration statement.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

(a)	NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (which incorporates by reference certain portions of NAI’s Proxy Statement for its Annual Meeting of Stockholders held on January 30, 2004), filed with the SEC on September 17, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)	All other reports filed by NAI pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2003.

(c)	The description of NAI’s common stock contained in NAI’s registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by NAI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Names Experts and Counsel

The law firm of Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California, 92037, has rendered an opinion to NAI that shares included in this registration statement will, when issued and sold in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable. A partner in Fisher Thurber LLP who has provided advice with respect to this matter holds an option to buy 15,000 shares of NAI’s common stock at an exercise price of $6.65.

Item 6.	Indemnification of Directors and Officers

NAI’s charter provides that it may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was director or officer of NAI or by reason of the fact that such director of officer, at the request of NAI, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity. Under Delaware law, a director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of NAI may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of NAI. The bylaws of NAI provide that costs and expenses (including attorneys’ fees) incurred by or on behalf of a director, officer, employee or agent of NAI in defending or investigating any action, suit, proceeding or investigation shall be paid by NAI in advance of the final disposition of such matter, if such director, officer, employee or agent undertakes in writing to repay any such advances if it is ultimately determined that he or she was not entitled to indemnification.

NAI’s charter further provides that NAI may buy and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NAI, or is serving at the request of NAI as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not NAI would have the power to indemnify him against such liability under the provisions of the law. NAI has in effect a directors and officers liability insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers of NAI.

Under the terms of NAI’s charter, no director of NAI shall be personally liable to NAI or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to NAI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which such director derived an improper personal benefit.

NAI has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. NAI may also enter into similar arrangements with certain of its officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

Item 8.	Exhibits

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To
4.1	Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on July 31, 1996	Exhibit 3(i) of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the commission on September 17, 2003

4.2)	By-laws of Natural Alternatives International, Inc. dated as of December 21, 1990	NAI’s Registration Statement on Form S-1 (File No. 33-44292) filed with the commission on December 21, 1992

5	Opinion of Fisher Thurber LLP	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Auditors	Filed herewith

23.2	Consent of Fisher Thurber LLP	Filed herewith (included in Exhibit 5)

99.1	1999 Omnibus Equity Incentive Plan as adopted effective May 10, 1999 and as amended January 30, 2004	Exhibit A of NAI’s definitive Proxy Statement filed with the commission on December 2, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California, on June 30, 2004.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux
Mark A. LeDoux, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. LeDoux (Mark A. LeDoux)	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 30, 2004

/s/ John R. Reaves (John R. Reaves)	Chief Financial Officer (principal financial officer)	June 30, 2004

/s/ Joe E. Davis (Joe E. Davis)	Director	June 30, 2004

/s/ Alan Lane (Alan Lane)	Director	June 30, 2004

/s/ Lee G. Weldon (Lee G. Weldon)	Director	June 30, 2004